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                                                                 Exhibit 99.i(5)


[LOGO] Dechert LLP [LETTERHEAD]

                                                               February 27, 2004

Seix Funds, Inc.
200 Clarendon Street
Boston, MA 02116

Re:   Seix Funds, Inc.
      (File Nos. 333-33365 and 811-8323)

Dear Sir or Madam:

We hereby consent to the incorporation by reference to our opinion as an exhibit to Post-Effective Amendment No. 16 to the Registration Statement of Seix Funds, Inc., and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,


/s/ Dechert LLP

Dechert LLP